EXHIBIT 99.1



[GRAPHIC OMITTED][GRAPHIC OMITTED]                              News Release

                                             CONTACT:         Steve Dale (Media)
                                                                  (612) 303-0784
                                                     H. D. McCullough (Analysts)
                                                                 (612) 303-0786
                                                          Judy Murphy (Analysts)
                                                                 (612) 303-0783

            U.S. BANCORP DECLARES SPECIAL DIVIDEND TO EFFECT SPIN-OFF
                           OF PIPER JAFFRAY COMPANIES

   U.S. Bancorp Shareholders to Receive One Share of Piper Jaffray Companies
      Common Stock for Every 100 Shares of U.S. Bancorp Common Stock Held

MINNEAPOLIS, MN. (Dec. 15, 2003) - U.S. Bancorp (NYSE: USB) today announced that it has declared a special dividend of all of the outstanding shares of common stock of Piper Jaffray Companies, the capital markets business being spun off by U.S. Bancorp. The special dividend, which will distribute to U.S. Bancorp shareholders one share of Piper Jaffray common stock for every 100 shares of U.S Bancorp common stock held, is expected to be payable on Dec. 31, 2003 to U.S. Bancorp shareholders of record as of 5:00 p.m. New York time on Dec. 22, 2003.

The actual number of shares of Piper Jaffray common stock to be distributed will be based on the number of shares of U.S. Bancorp common stock outstanding as of 5:00 p.m. New York time on December 22, 2003. Fractional shares will not be distributed but will be aggregated and sold in the public market. The net cash proceeds of these sales will be distributed on a pro rata basis to those shareholders that would have otherwise received fractional shares. Since the dividend will be paid in book-entry form, physical stock certificates will be issued only upon request.

The special dividend is intended to qualify as a tax-free distribution to U.S. Bancorp shareholders for federal income tax purposes, except to the extent that cash is received instead of fractional shares. Payment of the dividend is conditioned upon U.S. Bancorp's receiving an opinion of counsel regarding the tax-free nature of the distribution, as well as Piper Jaffray's registration statement on Form 10 being declared effective by the Securities and Exchange Commission.

Piper Jaffray Companies is authorized for listing on the New York Stock Exchange under the ticker symbol "PJC."

U.S. Bancorp, with assets of $189 billion, is the 8th largest financial services holding company in the United States. The company operates 2,201 banking offices and 4,506

ATMs, and provides a comprehensive line of banking, brokerage, insurance, investment, mortgage, trust and payment services products to consumers, businesses and institutions. U.S. Bancorp is home of the Five Star Service Guarantee which assures customers of certain key banking benefits and services or customers will be paid for their inconvenience. U.S. Bancorp is the parent company of U.S. Bank. Visit U.S. Bancorp on the web at usbank.com.

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Forward-Looking Statements

This press release contains forward-looking statements. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements. These statements often include the words "may," "could," "would," "should," "believes," "expects," "anticipates," "estimates," "intends," "plans," "targets," "potentially," "probably," "projects," "outlook" or similar expressions. These forward-looking statements cover, among other things, anticipated future revenue and expenses, and the future prospects of the Company. Forward-looking statements involve inherent risks and uncertainties, and important factors could cause actual results to differ materially from those anticipated, including the following, in addition to those contained in the Company's reports on file with the SEC: (i) general economic or industry conditions could be less favorable than expected, resulting in a deterioration in credit quality, a change in the allowance for credit losses, or a reduced demand for credit or fee-based products and services; (ii) changes in the domestic interest rate environment could reduce net interest income and could increase credit losses; (iii) inflation, changes in securities market conditions and monetary fluctuations could adversely affect the value or credit quality of the Company's assets, or the availability and terms of funding necessary to meet the Company's liquidity needs; (iv) changes in the extensive laws, regulations and policies governing financial services companies could alter the Company's business environment or affect operations; (v) the potential need to adapt to industry changes in information technology systems, on which the Company is highly dependent, could present operational issues or require significant capital spending; (vi) competitive pressures could intensify and affect the Company's profitability, including as a result of continued industry consolidation, the increased availability of financial services from non- banks, technological developments, or bank regulatory reform; (vii) changes in consumer spending and savings habits could adversely affect the Company's results of operations; (viii) changes in the financial performance and condition of the Company's borrowers could negatively affect repayment of such borrowers' loans;
(ix) acquisitions may not produce revenue enhancements or cost savings at levels or within time frames originally anticipated, or may result in unforeseen integration difficulties; (x) capital investments in the Company's businesses may not produce expected growth in earnings anticipated at the time of the expenditure; and (xi) acts or threats of terrorism, and/or political and military actions taken by the U.S. or other governments in response to acts or threats of terrorism or otherwise could adversely affect general economic or industry conditions. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update them in light of new information or future events.